FIRST AMENDMENT TO
                              STARCRAFT CORPORATION
                            1997 STOCK INCENTIVE PLAN

                                       I.

         Pursuant to Section 12 of the Starcraft Corporation 1997 Stock Incentive Plan (the "Plan"), Section 4 of the Plan is amended and restated in its entirety to read as follows:

              4. Stock Subject to the Plan. The maximum number of shares with respect to which options and restricted share awards may be made under this Plan is 500,000 shares of Common Stock, which shall be authorized but unissued shares of the Corporation. Subject to Section 7 hereof, the shares for which awards may be granted under the Plan shall not exceed that number. If any option shall expire or terminate for any reason without having been exercised in full, or if any restricted share grant is forfeited in whole or in part, the unpurchased or forfeited shares subject thereto shall (unless the Plan shall have terminated) become available for other Awards under the Plan.

                                       II.

         This First Amendment to the Starcraft Corporation 1997 Stock Incentive Plan shall become effective when it shall have been approved by the requisite vote of the holders of the voting Common Stock of the Company.

                                      III.

         All other terms and provision of the Plan shall remain in full force and effect.

         EXECUTED and EFFECTIVE as of this 10th day of November, 1999.

                                                 STARCRAFT CORPORATION


                                                 /s/ Kelly L. Rose
                                                 -------------------------------
                                                 Kelly L. Rose, Chairman and
                                                 Chief Executive Officer